FOR IMMEDIATE RELEASE
Broadwing Appoints Stephen E. Courter
New CEO and Director
AUSTIN, TX (July 25, 2006) – Broadwing Corporation (NASDAQ: BWNG), today announced that the Company’s Board of Directors has appointed Stephen E. Courter as the Chief Executive Officer for Broadwing Corporation, a leading supplier of innovative data, voice and media solutions for both enterprises and service providers. He will also join the Corporation’s Board of Directors.
Mr. Courter brings over 20 years of telecommunications, financial and international experience to his new position. He led fiber-optic service provider Neon Communications, Inc., as CEO and Chairman until its merger with Globix Corporation in 2005. At Neon, he expanded the customer base, strengthened the balance sheet and guided the company through four consecutive years of steady revenue growth. Prior to Neon, Mr. Courter served as CEO of Enertel in Rotterdam, The Netherlands, and was also a Vice President for Sprint and Sprint International. Earlier in his career, he held positions with IBM and KPMG after serving as a Captain in the United Sates Army, a tour that included service during Operation Desert Storm. He is a graduate of Pennsylvania State University and holds an MBA from George Washington University.
“We believe Mr. Courter’s knowledge and leadership approach will enable Broadwing to build on its reputation for providing effective communications solutions. He has a proven record of success and significant experience in the telecommunications industry. He has demonstrated that he is a customer-focused team player able to grow revenue and improve operations,” said Donald R. Walker, chair of the Board’s Nominating and Governance Committee.
“I look forward to working with the entire Broadwing team to help our company to capitalize on the opportunities I see ahead of us,” said Mr. Courter.
Mr. Courter will assume his duties as CEO immediately. He succeeds Dr. David Huber, Chairman of the Board, who transitioned out of the CEO role earlier this year. Mr. Courter will be supported by the senior management team that has operated Broadwing in the interim, a team comprised of Scott Widham, President of Sales & Marketing; Lynn D. Anderson, Chief Financial Officer; and Kim Larsen, Senior Vice President, M&A/Corporate Development and General Counsel.

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Broadwing Appoints Stephen E. Courter New CEO and Director

About Broadwing Corporation
Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its leading-edge optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.
Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.
Investor Note Regarding Forward-Looking Statements
Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.
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Media Contact:	Investor Contact:

Donovan Dillon	Dawn Benchelt

Vice President, Marketing	Manager, Investor Relations

Phone: (512) 742-3488	Phone: (312) 895-8507

mediainformation@broadwing.com	Investorrelations@broadwing.com